Pricing Supplement Dated July 7, 1998                 Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)               File No. 333-17943

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                          Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                      Merrill Lynch & Co.
Principal Amount:            $5,000,000
Agent's Discount
  or Commission:             $50,000
Net Proceeds to Company:     $4,950,000.00
Interest Rate:               5.83% per annum
Issue Date:                  07/17/98
Maturity Date:               07/17/03
Interest Payment Dates:      The 1st day of each April and October and at
                             Maturity, commencing  October 1, 1998 and
                             ending on the Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 07/17/98 TO 07/17/03

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry         / /  Certificated

Other:  /X/   Principal         / /  Agent